EXHIBIT 99

                                                                  CON-WAY INC.
                                                                  NEWS RELEASE
                                                                     Contacts:
                                   Investor:  Patrick Fossenier 1+650-378-5353
                                   News Media:      Gary Frantz 1+650-378-5335



    CON-WAY INC. REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS FOR 2009



SAN  MATEO,  Calif.-Feb. 4, 2010-Con-way Inc. (NYSE:CNW) today reported a net loss applicable to common shareholders for the fourth quarter of 2009 of $1.9 million, or 4  cents  per share. The results compare to a fourth quarter 2008 net loss to common shareholders of $43.0 million, or 94 cents per share.



The net loss to common  shareholders  in  the fourth quarter of 2009 included expenses related to an administrative outsourcing  initiative  (4  cents  per share)  while  last  year's fourth quarter included operational restructuring costs  at Con-way Freight  (28  cents  per  diluted  share),  impairment  and acquisition  related  charges  at  Menlo  Worldwide  Logistics  (91 cents per diluted  share),  and  a net gain from discontinued operations (15 cents  per diluted share).



Revenue for the 2009 fourth  quarter  of  $1.12  billion was essentially even with last year's fourth quarter.  Operating income in the 2009 fourth quarter was  $17.3  million compared to an operating loss of  $35.2  million  in  the fourth quarter  a  year  ago,  primarily  reflecting the prior year operating

losses associated with the special items described  above.   Excluding  these

special  items,  declines  in operating income at Con-way Freight and Con-way

Truckload  were  partially offset  by  improved  operating  income  at  Menlo

Worldwide Logistics.



In the fourth quarter  of  2009,  income  tax  expense  of  $3.1  million was recognized  on  $1.1  million  of income before taxes, reflecting changes  in numerous permanent tax items.  In  the  fourth quarter of 2008, an income tax benefit of $1.6 million was reported on $49.6  million  of loss before taxes,

primarily  reflecting  no  tax  deduction on the impairment and  acquisition-

related charges and the effect of discrete items.


FULL-YEAR 2009 RESULTS


For the full-year 2009, Con-way reported  a  net  loss  applicable  to common shareholders  of  $110.9 million, or $2.33 per share. This compares to  full-

year 2008 net income  to  common  shareholders of $67.0 million, or $1.40 per diluted share.



Results  for full-year 2009 included  the  earlier  mentioned  administrative outsourcing expenses (4 cents per share), a first quarter goodwill impairment charge at  Con-way Truckload ($2.83 per share) and a third quarter charge for a change in  Con-way Freight's accounting estimate for revenue adjustments (7

cents per share).   The  2008  full-year  period  included the impairment and

acquisition related charges noted previously (84 cents  per  diluted  share),

two  operational  restructuring  charges  at  Con-way  Freight  (33 cents per diluted share) and a gain from discontinued operations (17 cents  per diluted share).



Revenues for the full-year 2009 declined to $4.27 billion from $5.04  billion in  2008,  primarily  reflecting the effect of weak pricing driven by surplus

trucking industry capacity.   The  operating  loss  of $25.9 million for 2009

compares  to operating income in 2008 of $192.6 million,  with  both  periods

affected by  the  special  items  described  above.   Excluding these special

items, declines in operating income at Con-way Freight  and Con-way Truckload were  partially  offset  by  improved  operating  income  at Menlo  Worldwide

Logistics.



In 2009, income tax expense of $17.5 million was recognized  on $90.3 million of  loss before taxes and, in 2008, income tax expense of $69.5  million  was reported  on  $134.9  million of income before taxes.  Both periods primarily reflect no tax deduction  on  impairment  charges  and the effect of discrete items.


Commenting on the results, Con-way President and CEO Douglas W. Stotlar said,

"Excess  capacity remains a problem for the LTL and truckload  markets  which continues  to  suppress  profit  recovery.  It  will  be incumbent upon us to maintain strong liquidity and vigilant cost control while we invest prudently for the strategic needs of our business and customers going forward."



Con-way  Freight,  the company's less-than-truckload operation,  saw  pricing stabilize somewhat in  the  fourth  quarter,  albeit at a lower level. "While yields  were down compared to last year, our increased  tonnage  levels  have enabled better  utilization  of rolling stock capacity," Stotlar noted. "With the LTL market's persistent over-supply, opportunities to improve margin will be difficult."  Stotlar added  that  Con-way  Freight will continue to refine

its  network  to  drive  cost  savings  and  service  improvements,   through

initiatives  such  as the line-haul re-engineering announced last month which accelerated transit  times  for  460  U.S.  cities  while  reducing operating expense.



Menlo  Worldwide  Logistics  culminated the year with a solid fourth  quarter performance. "2009 was an excellent  year for Menlo," Stotlar noted. "Menlo's service portfolio and solution approach  clearly were on target with customer demand as the company grew both new and existing  customer  business in 2009.

That  success  coupled  with  operational  improvements and efficiency  gains provided a strong finish for the year and positions  Menlo with good momentum heading into 2010."



Con-way  Truckload  weathered  difficult  market  conditions  to  turn  in  a commendable  performance  for the quarter. "Our truckload  company  benefited from several strategic decisions  that  have  improved  asset utilization and strengthened its position as a premium service provider,"  Stotlar said. "Its

expansion  into  regional  operations  is  showing  good  early returns.   We

continue to see capacity being rationalized in the truckload  industry. Early bid activity in January shows prices firming and demand strengthening.  Those are  encouraging  signals  that  a recovery is beginning to take hold in this market segment," he concluded.



Segment results in the 2009 fourth quarter for Con-way's principal operations were as follows:


FREIGHT



For  the  2009  fourth quarter, Con-way  Freight,  the  company's  less-than-

truckload operation, reported:



  *  Operating income  of  $2.8 million compared to an operating loss of $9.4 million in the year-ago period.  Results were adversely affected by $2.6 million of costs for the administrative outsourcing initiative, and from continued weak LTL industry pricing, but benefited from employee-related cost saving initiatives  implemented  earlier  in  the  year.  Operating income  in  the  same period of 2008 was lower due to $21.3  million  of operational restructuring charges.



  *  Revenue of $683.9  million,  a  6.8  percent  increase  over last year's fourth quarter revenue of $640.3 million.



  *  Tonnage  per  day increased 20.6 percent over the previous  year  fourth quarter.



  *  Yield declined  14.4  percent  from  the  previous  year fourth quarter,

     primarily  reflecting  the  supply/demand  imbalance and  the  resulting impact on pricing.  Excluding the fuel surcharge,  yield  declined  11.7 percent.



  *  Operating ratio was 99.6 in the 2009 fourth quarter compared to 101.4 in the  previous  year  period.  Excluding  the  operational  restructuring charges in the 2008 fourth quarter, the operating ratio for  this period was 98.2.



LOGISTICS



For  the  fourth  quarter  of  2009, Menlo Worldwide Logistics, the company's global logistics and supply chain management operations, reported:



  *  Operating income of $5.9 million  compared to an operating loss of $38.6 million in the fourth quarter of 2008.  The  2008  period included $42.7 million for impairment and acquisition related charges.



  *  Revenue of $338.2 million, down 9.4 percent from the  prior  year fourth

     quarter  revenue  of  $373.1  million.   The decrease primarily reflects

     lower transportation management revenues.



  *  Net  revenue  of  $133.1  million, a 2.9 percent  increase  from  $129.3

     million in the previous year  fourth  quarter.   The  increase primarily

     reflects higher net revenue from warehouse management services.



TRUCKLOAD



For  the  fourth  quarter  of  2009,  Con-way Truckload, the company's  full-

truckload transportation operation, reported:



  *  Operating income of $8.2 million, a decrease of 43.3 percent compared to

     $14.5 million in the previous year  period,  primarily  reflecting lower recovery  of  fuel  surcharge revenue and weaker pricing due  to  excess industry capacity during the quarter.



  *  Revenue of $93.6 million,  after  the  elimination  of  $46.1 million in inter-company revenues. This compares to 2008 fourth quarter  revenue of

     $110.9  million  (after  elimination  of  $38.4 million in inter-company revenues) and reflects lower fuel surcharge  recovery  and  the  ongoing effects  of  the  competitive pricing environment experienced throughout the year.



  *  Operating ratio before  inter-company eliminations and exclusive of fuel surcharges was 93.2, compared to 88.1 in the fourth quarter of 2008.



CON-WAY OTHER



Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced a small amount of income in the 2009 fourth  quarter  compared to a $1.7 million loss in the previous-year period.



INVESTOR CONFERENCE CALL



Con-way  will host a conference call for the investment  community  tomorrow,

Friday, February  5  beginning  at 8:30 a.m. Eastern Standard Time (5:30 a.m.

Pacific).



The call can be accessed by dialing  (866)  264-3634  or  (706) 643-3632 (for

international   callers)   and   is   expected  to  last  approximately   one

hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available  through a live internet webcast at www.con-way.com, in the investor relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 48324685.  An Internet replay of the presentation will also be available at the Con-way website.


About Con-way -- Con-way Inc. (NYSE:CNW) is a $4.3 billion freight transportation and logistics services company headquartered in San Mateo, Calif. A diversified transportation company, Con-way delivers industry-leading services through three primary operating companies: Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.





FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 7 of Con-way's 2008 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.





                                Con-way Inc.
               Consolidated Statements of Operating Results
              (Dollars in thousands except per share amounts)

                       Three Months Ended          Twelve Months Ended
                          December 31,                  December 31,
                       ---------------------       ----------------------
                         2009           2008         2009           2008
                       --------     --------       ---------    ---------

REVENUES

   Freight            $  683,866     640,305        2,574,300[b]  3,015,959
   Logistics [a]         338,220     373,117        1,326,013     1,511,611
   Truckload              93,632     110,937          365,122       505,201
   Other                     815       1,023            3,804         4,046
                      ----------     --------      ----------     ---------
                      $1,116,533   1,125,382        4,269,239     5,036,817
                      __________     ________      __________     _________


OPERATING INCOME (LOSS)

    Freight           $    2,835      (9,390)[c]       51,258 [b]   165,169 [c]
    Logistics              5,923     (38,578)[d]       28,228       (23,683)[d]
    Truckload              8,208      14,488         (106,971)[e]    52,395
    Other                    318      (1,683)           1,557         (1,259)
                       ---------     --------       ----------     ---------
                          17,284     (35,163)         (25,928)      192,622


Other Expense, net        16,137      14,458           64,341        57,705
                       ---------     --------       ----------     ---------

Income (Loss) before Income Tax Provision (Benefit)
  Income Tax Provision     1,147     (49,621)          (90,269)     134,917
      [Benefit]            3,076      (1,642)           17,478       69,494
                       ---------     --------       ----------     ---------

Income (Loss) from
 Continuing Operations    (1,929)    (47,979)         (107,747)      65,423
                       ---------     --------       ----------    ---------


Discontinued Operations, net of tax

  Gain from Disposal           -       6,717                 -        8,326
                       ---------     --------       ----------    ---------
                               -       6,717                 -        8,326

Net Income (Loss)         (1,929)    (41,262)        (107,747)       73,749

  Preferred Stock
               Dividends       -       1,760            3,189         6,788

                       ---------     --------       ----------    ---------
NET INCOME (LOSS) APPLICABLE TO
  COMMON SHAREHOLDERS $   (1,929)    (43,022)         (110,936)      66,961
                      __________     ________        __________   _________


NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS APPLICABLE TO
  COMMON SHAREHOLDERS $   (1,929)    (49,739)         (110,936)      58,635
                      __________     ________       __________    _________


Weighted-Average Common Shares Outstanding

  Basic               49,057,690   45,605,592      47,525,862    45,427,317
  Diluted             49,057,690   45,605,592      47,525,862    48,619,292



Earnings (Loss) Per Common Share

  Basic
    Net Income (Loss)
     from Continuing
     Operations            $ (0.04)      $(1.09)        $ (2.33)      $ 1.29
     Gain from Disposal          -         0.15               -         0.18
                          ---------     --------       ----------    --------
                           $ (0.04)      $(0.94)        $ (2.33)      $ 1.47
                         __________     ________       __________    ________



 Diluted
    Net Income (Loss)
     from Continuing
     Operations            $ (0.04)      $(1.09)        $ (2.33)      $ 1.23
     Gain from Disposal          -         0.15               -         0.17
                          ---------     --------       ----------    --------
                           $ (0.04)      $(0.94)        $ (2.33)      $ 1.40
                         __________     ________       __________    ________



                    ****************************************************



[a] Logistics' net revenues

   Revenues              $  338,220       373,117      1,326,013    1,511,611
   Purchased Transportation
     Expense               (205,168)     (243,852)      (811,712)  (1,001,775)
                          ----------     --------      ----------    ---------
   Net revenues           $ 133,052       129,265        514,301      509,836
                          __________     ________      __________    _________


[b] The twelve months ended December 31, 2009 include a change in accounting estimate, which increased the allowance for revenue adjustments and decreased both revenue and operating income by $5.4 million ($0.07 per diluted share).

[c] The three and twelve months ended December 31, 2008 included expense associated with restructuring activities of $21.3 million ($0.28 per diluted share) and $26.5 million ($0.33 per diluted share), respectively.

[d] The three and twelve months ended December 31, 2008 include four-quarter charges of $31.8 million ($0.70 and $0.65 per diluted share, respectively) for goodwill impairment, $6.0 million ($0.10 and $0.09 per diluted share, respectively) for the impairment of a customer-relationship intangible asset and $4.9 million ($0.11 and $.10 per diluted share, respectively) for the write-down of an acquisition-related receivable.

[e] The twelve month ended December 31, 2009 include a goodwill impairment charge of $134.8 million ($2.83 per share).





                                 Con-way Inc.
                     Consolidated Condensed Balance Sheets
                            (Dollars in thousands)


ASSETS               December 31, 2009           December 31, 2008

Current assets        $    1,076,894             $        951,082
Property, plant
 and equipment, net        1,375,273                     1,471,956
Other assets                 444,050                       648,669
                       -------------              ----------------
      Total Assets    $    2,896,217              $      3,071,707
                       _____________              ________________



LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities   $      791,484              $        658,077
Long-term debt, guarentees
 and capital leases          760,789                       926,224
Other long-term
 liabilities and
 deferred credits            657,215                       861,814
Shareholders'
  equity [a]                 686,729                       625,592
                       -------------              ----------------
Total Liabilities and
 Shareholders' Equity  $   2,896,217              $      3,071,707
                       _____________              ________________


[a] Shareholders' equity includes net-of-tax adjustments to recognize the funded status of Con-way's defined benefit pension and postretirement plans. The accumulated other comprehensive losses associated with these net-of-tax adjustments were $235.7 million at December 31, 2009 and $372.4 million at December 31, 2008.